Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Great American Group, Inc. on Form S-l of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of Great American Group, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for each of the years in the three year period ended December 31, 2013 appearing in the Annual Report on Form 10-K of Great American Group, Inc. for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in such Prospectus

/s/ Marcum LLP

Marcum LLP

Melville, New York

September 17, 2014